Exhibit 10.1

June 9, 2008

Amerex Group, Inc.
1105 N. Peoria
Tulsa, Oklahoma  74166
Attn:   Stephen K. Onody, Chief Operating Officer

Dear Stephen:

Reference is hereby made to the (i) Senior Secured Convertible Note due November 21, 2010 (the “Note”) in the aggregate principal amount of $6,131,235.47 made by Amerex Group, Inc. (the “Company”) in favor of CAMOFI Master LDC (“CAMOFI”), and the additional transaction documents related thereto, as the same have been amended by those certain letter agreements between the Company and CAMOFI dated December 19, 2007, May 9, 2008, May 16, 2008, May 22, 2008, May 27, 2008, and June 4, 2008, (ii) Revolving Credit Note dated August 31, 2006 in the original principal amount of $1,500,000, and the additional transaction documents related thereto (the “Revolver”).  Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Note or the Revolver, as applicable, and the transaction documents related to each thereof. In consideration of CAMOFI agreeing to defer certain principal and interest payments, the Company and CAMOFI hereby agree as follows:

1.
The Interest payments pursuant to the Note due on each of June 1, 2008, July 1, 2008, and August 1, 2008 shall be deferred until September 1, 2008, at which time such amounts shall be due and payable in full.  The Interest payment that is due and payable on September 1, 2008 shall remain due and payable on such date.

2.	(a) The aggregate principal balance of the Note as of May 31, 2008 shall remain the same (i.e. $6,131,235.47).

(b) The aggregate principal amount of the New Note referred to in paragraph 4 of the December 19, 2007 letter agreement shall be increased by $3,114,525, for a New Note having an aggregate outstanding principal amount of $5,141,648 as of June 4, 2008.

(c) The Revolver shall be amended to increase the amount of the Obligations thereunder by $425,301, such that the new total amount of Advances deemed to be made thereunder as of May 31, 2008 shall be $1,925,301.

3.	The definition of “Monthly Redemption Date” is hereby deleted in its entirety and the following new definition is substituted in lieu thereof.

“Monthly Redemption Date” means the first day of each month, commencing on the first day of September, 2008, unless sooner as provided herein.

4.
The Company shall promptly pay to CAMOFI 100% of any proceeds that it receives as a result of the sale of its Kaiser facility and other excess real estate assets, including, without limitation, its Harrison County Texas property. In addition, the Company shall pay to CAMOFI the money held in escrow for the closure of the injection wells on its Kaiser facility ($400,000 less any amounts previously released or to be released to the remediation contractor, estimated to be an aggregate of approximately $288,000 to be paid to CAMOFI). Such proceeds shall be applied to repay the Note at the price set forth in Section 2(f) thereof (i.e. 115%). Agents to sell such assets shall be retained by no later than July 31, 2008, and all such assets shall be in contract to be sold on terms satisfactory to CAMOFI by September 1, 2008 or sooner.

5.
The Company’s affirmative covenant in the December 19, 2007 letter agreement to raise at least $2.5 million in equity on terms satisfactory to CAMOFI by March 31, 2008 shall be amended to require such sale of equity by no later than September 1, 2008.

6.
The term “Filing Date” as such term is defined in the Registration Rights Agreement dated November 21, 2005, as amended to date (the “Registration Rights Agreement”), shall be amended to mean the earlier of (i) the filing of a registration statement in respect of the next offering by the Company of its equity securities, and (ii) September 1, 2008. The term “Effectiveness Date” as such term is defined in the Registration Rights Agreement shall be amended to mean the earlier of (i) 90 days after the Filing Date, and (ii) November 30, 2008. The term “Registrable Securities” as such term is defined in the Registration Rights Agreement shall be amended to include the equity underlying the New Note, as amended by this letter agreement.

7.	The Term of the Revolver shall be extended until September 1, 2008.

8.
The Company shall (i) retain a restructuring advisor satisfactory to CAMOFI upon terms and conditions satisfactory to the Company and CAMOFI, and (ii) continue the engagement of such restructuring advisor until any and all amounts due and owing by the Company to CAMOFI have been repaid in full.

Based on the foregoing, the Company and CAMOFI acknowledge and agree that, after giving effect to the terms of this letter agreement and the execution of documents evidencing the same, each party will be in good standing under the Note, the Revolver and the transaction documents related to each thereof, and that there will be no defaults under the Note, the Revolver or any such transaction documents by either party.  This letter agreement amends and supersedes each of the May 9, 2008, May 16, 2008, May 22, 2008, May 27, 2008, and June 4, 2008 letter agreements; provided, however, that the December 19, 2007 letter agreement shall remain unchanged and in full force and effect except as it is expressly amended hereby.

If this letter agreement is in accordance with your understanding, please sign your name in the space provided below.

Very truly yours,

/s/ Michael Loew
Michael Loew
General Counsel

ACCEPTED AND AGREED TO:

Amerex Group, Inc.

By: /s/ Stephen K. Onody
Name:  Stephen K. Onody
Title:  Chief Operating Officer